EXHIBIT 99.9
CONFORMED COPY
GUARANTEE
dated as of October 4, 2009
between
CTF HOLDINGS LIMITED,
AS GUARANTOR
and
VIMPELCOM HOLDINGS B.V.,
VIMPELCOM LTD.,
STORM LLC
AND
CLOSED JOINT STOCK COMPANY “KYIVSTAR G.S.M.,”
AS BENEFICIARIES

     GUARANTEE dated as of October 4, 2009 (this “Guarantee”) between CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar (“CTF”), the legal entities listed on Schedule I hereto and each Additional Beneficiary (collectively, the “Beneficiaries” and, individually, each a “Beneficiary” and, together with CTF, collectively, the “Parties” and, individually, each a “Party”).
W I T N E S S E T H
     WHEREAS, the Alfa Parties and the Telenor Parties have entered into the Transaction Agreements; and
     WHEREAS, to induce each Beneficiary to enter into and perform its respective obligations under the Transaction Agreements to which it is a party (if any), CTF has agreed to enter into and perform its obligations under this Guarantee.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.01 For the purposes of this Guarantee, the following terms shall have the following meanings:
     “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.
     “Additional Amounts” has the meaning specified in Section 2.07.
     “Additional Beneficiary” means any Subsidiary of the Company which is a party to an Undertaking pursuant to the terms of this Guarantee.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for the purposes of this Guarantee, neither the Company, HoldCo, VimpelCom nor Kyivstar nor any of their respective Subsidiaries shall be deemed to be Affiliates of the Guarantor. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.
     “Alfa Parties” means, collectively, Altimo, Altimo Cooperatief, Eco Telecom, Alpren, Hardlake, Storm and the other Affiliates of CTF that are parties to the Settlement Agreement.
     “Alpren” means Alpren Limited, a company organized under the laws of Cyprus.
     “Altimo” means Altimo Holdings & Investments Ltd., a company organized under the laws of the British Virgin Islands.
     “Altimo Cooperatief” means Altimo Cooperatief U.A., a company organized under the laws of the Netherlands.
     “Beneficiary” has the meaning specified in the Preamble.
     “Business Day” means a day upon which banks are generally open for business in each of Tortola, the British Virgin Islands, Gibraltar, Hamilton, Bermuda, Oslo, Norway, New York, New York, Moscow, Russian Federation, Amsterdam, the Netherlands and London, England.
     “Closing” has the meaning specified in the Share Exchange Agreement.
     “Closing Date” has the meaning specified in the Share Exchange Agreement.

     “Company” means VimpelCom Ltd., a company organized under the laws of Bermuda.
     “Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50% of the voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).
     “Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50% of the voting power for the election of directors or other governing body of such first Person or more than 50% of the partnership or other ownership interests therein (other than as a limited partner of such first Person).
     “CTF” has the meaning specified in the Preamble.
     “CTF Guarantee” means the Guarantee dated as of the date hereof between CTF and the Telenor Parties party thereto.
     “Cut-off Date” has the meaning specified in the Share Exchange Agreement.
     “Eco Telecom” means Eco Telecom Limited, a company organized under the laws of Gibraltar.
     “Endorsement” means an endorsement to this Guarantee in the form of Exhibit A.
     “Equity Interests” means (a) any capital stock (including common or preferred stock), limited liability company, partnership or membership interests, or any other equity-like interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (b) any warrant, option and securities convertible or exchangeable into, or other rights to acquire, the equity interests described in sub-section (a).
     “Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Guarantee” has the meaning specified in the Preamble.
     “Guarantor” means CTF or any Successor Guarantor.
     “Hardlake” means Hardlake Limited, a company organized under the laws of Cyprus.
     “HoldCo” means VimpelCom Holdings B.V., a company organized under the laws of the Netherlands.
     “Kyivstar” means Closed Joint Stock Company “Kyivstar G.S.M.,” a closed joint stock company organized under the laws of Ukraine.
     “Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.
     “LCIA” has the meaning specified in Section 4.11(a)(iii)(B).
     “Minority Share Repurchase” has the meaning specified in the Shareholders Agreement.
     “Obligations” has the meaning specified in Section 2.01.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity.
     “Party” has the meaning specified in the Preamble.
     “Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).
     “Proceedings” has the meaning specified in the Settlement Agreement.

     “Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof between and among the Company, Altimo, Altimo Cooperatief, Eco Telecom, Telenor East and Telenor Mobile.
     “Rules” has the meaning specified in Section 4.11(a).
     “Settlement Agreement” means the Settlement Agreement dated as of the date hereof between and among certain of the Alfa Parties named therein and certain of the Telenor Parties named therein.
     “Settlement Escrow Agreement” means the Settlement Escrow Agreement dated as of the date hereof between and among Orrick, Herrington & Sutcliffe LLP, as escrow agent, and the parties to the Settlement Agreement.
     “Share Exchange Agreement” means the Share Exchange Agreement dated as of the date hereof between certain of the Alfa Parties and certain of the Telenor Parties.
     “Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, between and among the Company, Altimo, Altimo Cooperatief, Eco Telecom, Telenor East and Telenor Mobile.
     “Storm” means Storm LLC, a limited liability company organized under the laws of Ukraine.
     “Storm Indemnity Period” has the meaning given to it in the Share Exchange Agreement.
     “Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).
     “Substantial Transfer of Assets” has the meaning specified in Section 4.04(a).
     “Substantial Transfer Transferee” has the meaning specified in Section 4.04(a).
     “Successor Guarantor” means any Person(s) who have executed and delivered an Endorsement in accordance with Section 4.04(a) or Section 4.04(b).
     “Taxes” means any federal, regional, local, municipal and other tax, assessment, duty or similar charge of any kind whatsoever, including any corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social fund, payroll, environmental or other tax, and including any interest, penalties and additions imposed with respect to such amounts.
     “Telenor ASA” means Telenor ASA, a company organized under the laws of Norway.
     “Telenor ASA Guarantee” means the Guarantee dated as of the date hereof between Telenor ASA and the Alfa Parties party thereto.
     “Telenor East” means Telenor East Invest AS, a company organized under the laws of Norway.
     “Telenor Mobile” means Telenor Mobile Communications AS, a company organized and existing under the laws of Norway.
     “Telenor Parties” means, collectively, Telenor ASA, Telenor East, Telenor Mobile, Telenor Ukraina I, Telenor Ukraina II, Telenor Ukraina III, Telenor Ukraina IV, Telenor Ukraina V, Telenor Ukraina VI, Telenor Ukraina VII and the other Subsidiaries of Telenor ASA that are parties to the Settlement Agreement.
     “Telenor Ukraina I” means Telenor Ukraina I AS, a company organized under the laws of Norway.
     “Telenor Ukraina II” means Telenor Ukraina II AS, a company organized under the laws of Norway.
     “Telenor Ukraina III” means Telenor Ukraina III AS, a company organized under the laws of Norway.

     “Telenor Ukraina IV” means Telenor Ukraina IV AS, a company organized under the laws of Norway.
     “Telenor Ukraina V” means Telenor Ukraina V AS, a company organized under the laws of Norway.
     “Telenor Ukraina VI” means Telenor Ukraina VI AS, a company organized under the laws of Norway.
     “Telenor Ukraina VII” means Telenor Ukraina VII AS, a company organized under the laws of Norway.
     “Transaction Agreements” means, collectively, this Guarantee, the CTF Guarantee, the Share Exchange Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Settlement Agreement, the Settlement Escrow Agreement and the Telenor ASA Guarantee.
     “Undertaking” means an undertaking in the form of Exhibit B executed by the Guarantor and an Additional Beneficiary.
     “VimpelCom” means Open Joint Stock Company “Vimpel-Communications,” a joint stock company organized under the laws of the Russian Federation.
     “VimpelCom Holdings” means Vimpelcom Holdings B.V. a company organized under the laws of the Netherlands.
1.02 Interpretation
     Unless the context of this Guarantee otherwise requires, the following rules of interpretation shall apply to this Guarantee:
     (a) when a reference is made in this Guarantee to the Preamble, the Recitals, an Article, Section, Exhibit or Schedule, such reference is to the Preamble, the Recitals, an Article or Section of, or an Exhibit or Schedule to, this Guarantee unless otherwise indicated;
     (b) the table of contents and headings in this Guarantee are for reference purposes only and do not affect in any way the meaning or interpretation of this Guarantee;
     (c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Guarantee, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Guarantee, refer to this Guarantee as a whole and not to any particular provision of this Guarantee;
     (e) all terms defined in this Guarantee have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Guarantee are applicable to the singular as well as the plural forms of such terms;
     (g) if any action is to be taken by any Party hereto pursuant to this Guarantee on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;
     (h) references to a Person are also to its permitted successors and assigns;
     (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
     (j) “assets” shall include “rights,” including rights under contracts; and
     (k) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Guarantee.

ARTICLE II
GUARANTEE
2.01 The Guarantor hereby guarantees to each Beneficiary the due, complete and timely payment, performance and/or fulfillment by Altimo of each and every obligation of Altimo under section 8.2 of the Share Exchange Agreement (the obligations guaranteed by the Guarantor pursuant to this Section 2.01 are referred to herein collectively as the “Obligations”).
2.02 It is understood and agreed that, subject to Sections 2.03 and 2.05 below, nothing herein shall require the Guarantor to make any payment or perform, or cause to be performed, any Obligation under circumstances in which Altimo would not be required, pursuant to the terms of the relevant Transaction Agreement, to perform such Obligation or make such payment by reason of a breach or misrepresentation by any other party (other than another Alfa Party) to the relevant Transaction Agreement or the failure of any condition to such performance or payment to be satisfied, and the Guarantor shall be entitled to assert any such defense to payment or performance under a Transaction Agreement as a defense to payment or performance under this Guarantee. It is also understood and agreed that such guarantee is a continuing guarantee and that, subject to the preceding sentence, the Obligations are and shall be absolute under any and all circumstances.
2.03 The maximum aggregate amount of all payments required to be made by the Guarantor pursuant to this Guarantee shall not exceed US$500,000,000.
2.04 The Guarantor agrees that its obligations under this Guarantee are principal obligations and, subject to and without limiting Section 2.02 above, hereby waives to the fullest extent permitted by the provisions of applicable Law, any and all defenses to payment (including all defenses, counterclaims and other rights of any nature based upon any of the following), including the following:
     (a) diligence, presentment, protest, notice of protest, nonpayment or dishonor;
     (b) notice of acceptance of this Guarantee;
     (c) notice of any default or of any inability to enforce performance of the obligations of Altimo or any other Person with respect to any Transaction Agreement;
     (d) any “single action” or “anti-deficiency” law which would otherwise prevent a Beneficiary from bringing any action, including any claim for a deficiency, against the Guarantor before or after a Beneficiary’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other Law which would otherwise require any election of remedies by a Beneficiary;
     (e) commencement of any arbitration or institution of any action or proceedings at law or in equity against Altimo or any other Person, or exhaustion of remedies against Altimo or any other Person or any security any Beneficiary may at any time hold;
     (f) any extension of time for performance of the Obligations or any amendment or other modification of any Transaction Agreement or Obligation;
     (g) except as expressly provided herein, the release of, or unenforceability against, Altimo or any other Person from performance or observance of any of the Obligations by operation of law or otherwise (other than by payment or performance, in each case to the full extent required thereby), whether made with or without notice to the Guarantor;
     (h) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Altimo or any other Person, or any of their respective successors or assigns, whether or not any notice thereof is given to the Guarantor;
     (i) any statute of limitations or any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

     (j) any act or omission on the part of a Beneficiary which may impair or prejudice the rights of the Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from Altimo or any other Person, or otherwise operate as a deemed release or discharge;
     (k) all other notices and demands of every kind and description now or hereafter provided by any statute or rule of Law; and
     (l) to the extent not referred to above, all defenses (other than payment, performance and/or fulfillment) which Altimo may now or hereafter have with respect to payment, performance and/or fulfillment of the Obligations, together with all suretyship defenses, which could otherwise be asserted by the Guarantor.
     It is understood and agreed that the guarantee set forth in this ARTICLE II insofar as it relates to an obligation to pay money is a guarantee of payment, and not of collection.
2.05 The Obligations shall be deemed not to have been paid, performed or fulfilled, and the Guarantor’s obligations in respect thereof shall continue and not be discharged, to the extent that any payment, performance or fulfillment thereof by Altimo is recovered from or paid over by or for the account of a Beneficiary for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by a Beneficiary (provided that the Guarantor has given its consent, which it shall not unreasonably withhold or delay, to any such settlement or compromise) of any claim for any such recovery or payment over. The Guarantor hereby expressly agrees that it shall be liable hereunder with respect to any Obligation whenever such a recovery or payment over thereof occurs.
2.06 This Guarantee shall not be affected by any change in the name of Altimo or by the acquisition of the business of Altimo by another Person, or by any change whatsoever in the objects, capital structure or constitution of Altimo or by the business of Altimo being merged or consolidated with or into another Person, losing its separate legal identity or ceasing to exist, but shall notwithstanding the happening of any such event continue to apply in respect of any payments due and payable by, and the obligations of, Altimo under section 8.2 of the Share Exchange Agreement.
2.07 All payments by the Guarantor to the Beneficiaries under this Guarantee, shall be made free and clear of, and without deduction or withholding for, any Taxes, except to the extent required by Law. To the extent that any such Taxes are so levied or imposed on any payment(s) to a Beneficiary, the Guarantor shall pay to such Beneficiary such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such Beneficiary, after such deduction or withholding (including any deduction or withholding of Taxes imposed on the payment of such Additional Amounts), will not be less than the amount that would have been receivable by such Beneficiary had such deduction or withholding not been so imposed; provided, however, that such Additional Amounts shall not be payable to a Beneficiary to the extent that (a) any Taxes are imposed due to a relationship of such Beneficiary, or its agents, with an applicable Governmental Entity other than in connection with such Beneficiary’s entering into the transactions contemplated by the Transaction Agreements, the receipt of payments in connection with the transactions contemplated by the Transaction Agreements, or the consummation of transactions contemplated by the Transaction Agreements, or (b) such Taxes would have been reduced or eliminated by the provision of any tax certificate, form or other document by such Beneficiary upon the reasonable request of the Guarantor or its agents.
2.08 The obligations of the Guarantor under this Guarantee are intended at all times to rank pari passu with the Guarantor’s senior unsecured debt obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.01 CTF hereby represents and warrants to each Beneficiary on the date hereof as follows:
     (a) Organization. CTF is a company duly organized, validly existing and, if applicable, in good standing under the laws of Gibraltar.
     (b) Capacity and Authority. CTF has all requisite corporate or other power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. The execution and delivery by CTF of this Guarantee, and the performance by CTF of its obligations hereunder, have been duly authorized by CTF, and no other corporate or other action on the part of CTF is required. This Guarantee has been duly executed and delivered by CTF and constitutes the valid and binding obligation of CTF, enforceable against CTF in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally.
     (c) Validity of Agreement. The execution, delivery and performance of this Guarantee by CTF does not and will not (i) conflict with, or result in a breach of any provision of, CTF’s charter or other constitutive documents, or (ii) conflict with, result in a breach of any provision of, or constitute a default under, any agreement or instrument by which CTF or any of its assets or properties is bound, or (iii) conflict with, or result in a breach or violation of any Law, regulation, decree or order by which CTF or any of its assets or properties is bound, or (iv) require CTF to make or obtain any authorization, consent, Order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Entity.
     (d) Legal Proceedings. There are no Actions pending or, to the knowledge of CTF, threatened, against CTF or any of its assets or properties that could reasonably be expected to result in the issuance of any Order restraining, enjoining or otherwise prohibiting or making illegal the execution, delivery or performance by CTF of this Guarantee.
ARTICLE IV
MISCELLANEOUS
4.01 Effectiveness; Termination; Survival
     This Guarantee shall take effect on the date hereof and shall terminate on the earlier of (a) the date on which all Parties agree in writing to the termination of this Guarantee, (b) the Cut off Date, if the Closing has not occurred by 5:00 p.m. GMT on such date in accordance with the Share Exchange Agreement, (c) the date on which the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing Date, and (d) the expiration of the Storm Indemnity Period. Any termination of this Guarantee pursuant to this Section 4.01 shall be without prejudice to the rights, obligations or liabilities of any Party which shall have accrued or arisen prior to such termination, and any claims under this Guarantee in respect of events or circumstances occurring on or prior to the termination of this Guarantee and any such claims made before the date on which this Guarantee is terminated shall be payable in accordance with the terms hereof notwithstanding such termination. The provisions of ARTICLE I and ARTICLE IV shall survive the termination of this Guarantee.
4.02 Severability
     It is expressly understood and agreed that any condition or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.03 Integration; Proceedings
     (a) This Guarantee and the other Transaction Agreements constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.
     (b) Altimo and certain of its Affiliates, on the one hand, and Telenor Mobile and certain of its Affiliates, on the other, are parties to the Proceedings. If for whatever reason the Closing does not occur on or prior to the Cut-off Date or the Share Exchange Agreement is terminated on or prior to the Cut-off Date, nothing in this Guarantee or any other Transaction Agreement shall limit or prevent any Party or any of its Affiliates from continuing to prosecute or defend any of the Proceedings, and in such event, (i) any Party may continue to prosecute or defend any Proceeding as if this Guarantee did not exist, and (ii) the Parties agree not to seek, or permit their respective Affiliates to seek, a dismissal, stay, postponement or other similar relief in respect of any Proceeding by reason (in whole or in part) of this Guarantee or any other Transaction Agreement.
4.04 Successor Guarantor
     (a) If there is a sale or disposition of all or substantially all (in one or a series of transactions) of the assets (a “Substantial Transfer of Assets”) of the Guarantor to a single Person (a “Substantial Transfer Transferee”), the Guarantor shall cause the Substantial Transfer Transferee promptly to execute and deliver an Endorsement to the other Parties. Upon the execution of such Endorsement by the Substantial Transfer Transferee and the delivery of such executed Endorsement to the other Parties, (i) the Guarantor then party hereto will be released from its obligations hereunder, (ii) all references herein to the Guarantor shall be deemed to exclude such Person, and (iii) such Substantial Transfer Transferee shall be the Successor Guarantor hereunder.
     (b) If Altimo ceases to be a Controlled Affiliate of the Guarantor, the Guarantor shall cause the successor Controlling Person(s) of Altimo promptly to execute and deliver an Endorsement to the other Parties. Upon the execution of such Endorsement by the successor Controlling Person(s) of Altimo and the delivery of such executed Endorsement to the other Parties, (i) the Guarantor then party hereto will be released from its obligations hereunder, (ii) all references herein to the Guarantor shall be deemed to exclude such Person, and (iii) such successor Controlling Person(s) shall be the Successor Guarantor hereunder.
4.05 Additional Beneficiaries
     If, at any time, a Subsidiary of the Company notifies the Guarantor that it wishes to become a Beneficiary of this Guarantee and the Guarantor so consents, each of the Guarantor and such Subsidiary shall execute and deliver an Undertaking to each Party. Upon the execution and delivery of such Undertaking by the Guarantor and such Subsidiary, such Subsidiary shall constitute an Additional Beneficiary, all references herein to the Beneficiaries shall be deemed to include such Additional Beneficiary and such Additional Beneficiary shall be a Beneficiary hereunder as if it were an original party to this Guarantee.
4.06 Assignment
     This Guarantee shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, including, in the case of any Beneficiary, any successor or permitted assign of such Beneficiary under any Transaction Agreement to which such Beneficiary is a party. Other than as expressly provided herein, this Guarantee may not be assigned by any Party without the prior written consent of the other Parties.
4.07 Amendment; Waiver; Requirement of Writing
     This Guarantee cannot be amended other than pursuant to the written agreement of each Party, and no performance, term or condition hereof may be waived in whole or in part except by a writing signed by the Party against whom enforcement of the waiver is sought or who is entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. No waiver of any of the provisions of this Guarantee shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding anything herein to the contrary, for purposes of this Section 4.07, the execution and delivery of an Endorsement pursuant to Section 4.04 or an Undertaking pursuant to Section 4.05 shall not constitute an amendment to this Guarantee.
4.08 Notices
     Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:
If to CTF, to:
CTF Holdings Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350 200 419 88
Attention: Franz Wolf
with a copy to:
Jones Day
51 Louisiana Avenue, N.W.
Washington, DC 20001-2113
USA
Facsimile No.: +1 202 626 1700
Attention: Vladimir Lechtman
If to VimpelCom Holdings B.V., to:
VimpelCom Holdings B.V.
Teleportboulevard 140
1043 EJ Amsterdam
The Netherlands
Facsimile No.: +31 20644 7011
Attention: Secretary
If to the Company, to:
VimpelCom Ltd.
Victoria Place
31 Victoria Street
Hamilton HM 10
Bermuda
Facsimile No.: +441 494 4000
Attention: Ian Stone
If to Kyivstar, to:
CJSC “Kyivstar G.S.M.”
51, Chervonozoryany Prospect
Kyiv 03110
Ukraine
Facsimile No.: +380 44245 7208
Attention: The Finance Director

If to Storm, to:
Storm LLC
1, Narodnogo Opolchennya Street
Kyiv 03151
Ukraine
Facsimile No.: +380 44235 3905
Attention: The General Director
     or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.
4.09 Expenses
     Each Party shall pay its own expenses and costs incidental to its execution and delivery of this Guarantee. The Guarantor shall pay to each Beneficiary on demand all reasonable expenses (including legal and out-of-pocket expenses) incurred by such Beneficiary in connection with the enforcement of, or preservation of any rights under, this Guarantee.
4.10 Applicable Law
     This Guarantee, and any dispute, controversy or claim arising out of, relating to or in connection with this Guarantee, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Guarantee within the terms thereof.
4.11 Dispute Resolution
     (a) Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Guarantee, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Guarantee, or the arbitrability of any dispute, controversy or claim, and whether brought by a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the one hand, against a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the other hand, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:
          (i) In the event of any conflict between the Rules and the provisions of this Guarantee, the provisions of this Guarantee shall prevail.
          (ii) (A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) Notwithstanding Section 4.10, the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.
          (iii) The following procedures shall govern the selection of arbitrators:
               (A) Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

               (B) In the event of an inability by the two party–nominated arbitrators to agree on a third arbitrator in accordance with Section 4.11(a)(iii)(A) above, the appointing authority for the third arbitrator shall be the LCIA (the “LCIA”), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.
               (C) Following the appointment by a claimant or claimants or a respondent or respondents of the first arbitrator in circumstances in which there is more than one claimant party or respondent party, the remaining claimants or respondents, as the case may be, shall attempt to agree between or among themselves on the appointment of a second arbitrator within thirty (30) days after the appointment of the first arbitrator, and to appoint such individual to serve as the second arbitrator. Should they (i) fail to so agree, and (ii) provide written notice of such disagreement within thirty (30) days of the appointment of the first arbitrator, then, within ten (10) days after the date of the first such notice, any such claimant or respondent may nominate a candidate to serve as the second arbitrator. Within thirty (30) days after the end of such ten (10) day period for nominations, the LCIA shall choose one of the candidates so nominated to serve as the second arbitrator, in accordance with such rules as it may adopt for such purpose. The arbitration (including with respect to the appointment of the third arbitrator) shall thereafter proceed in accordance with this Section 4.11.
          (iv) The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.
          (v) The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Guarantee, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 4.11(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.
          (vi) The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.
          (vii) The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the Parties acknowledge and agree that a court of any jurisdiction where the assets of a Party against which enforcement is sought may be found is a court of competent jurisdiction, and the Parties irrevocably consent to the exercise of personal jurisdiction in any such court.
     (b) Except for arbitration proceedings pursuant to Section 4.11(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Guarantee. Each Party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.
     (c) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Guarantee or any other Transaction Agreement may be brought in a single arbitration proceeding. Upon the request of any party to an arbitration proceeding constituted under this Guarantee or any other Transaction Agreement, the arbitral tribunal shall consolidate the arbitration proceeding with any other arbitration proceeding relating to this Guarantee or any other Transaction Agreement, if (i) all parties concerned agree, or (ii) the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on the question of consolidation by the arbitral tribunal constituted hereunder and any other tribunal constituted under this Guarantee or any other

Transaction Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the following provisions shall apply. Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall control and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration proceeding. Where the parties in the two proceedings are not identical, and subject always to clauses (i) and (ii) above, the ruling of the arbitral tribunal constituted first in time shall control, but a new arbitral tribunal for any consolidated arbitration proceeding shall be constituted in accordance with the provisions of Section 4.11(a)(iii)(A). For the purpose of the constitution of the arbitral tribunal under that provision, and without prejudice to any party’s rights under applicable limitation period, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order of consolidation. The Parties also expressly agree that any party to any other Transaction Agreement may, at the request of any party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitration proceeding commenced under this Guarantee.
     (d) Each Party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of and all process against it in any action, suit or proceeding permitted by this Section 4.11, with the same effect as if such Party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile in accordance with Section 4.08. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in London reasonably satisfactory to the other Parties, with like powers. Each Party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 4.11(b) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the Commercial Court in London, England in response to an action commenced or a motion or application made by another Party or its agents, affiliates or representatives in such other court). Notwithstanding the foregoing, each Party agrees that it shall not, directly or indirectly, whether through any agent, Affiliate, Representative or otherwise, apply for any interim, provisional or conservatory measures in connection with an arbitration before any court located in the United States, the Russian Federation or Ukraine; provided, however, that nothing in this Section 4.11(d) shall preclude, in any manner whatsoever, any Party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 4.11(d).
     (e) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Guarantee and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Guarantee and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

4.12 No Strict Construction
     In the event an ambiguity or question of intent or interpretation arises, this Guarantee and the other Transaction Agreements shall be construed as if drafted jointly by the Guarantor and the Beneficiaries, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Guarantee or any other Transaction Agreement.
4.13 No Third Party Beneficiaries
     Nothing in this Guarantee will be construed as giving any Person, other than the Beneficiaries and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Guarantee or any provision hereof; provided that Telenor Mobile shall be entitled to enforce this Guarantee against the Guarantor for and on behalf of the Beneficiaries as if Telenor Mobile were itself a Beneficiary.
4.14 Counterparts
     This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Guarantee as of the date first above written.

Guarantor CTF Holdings Limited
By	/s/ Franz Wolf
	Name:	Franz Wolf
	Title:	Director

Beneficiaries VimpelCom Holdings B.V.
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Director

By	/s/ Iver Olerud
	Name:	Iver Olerud
	Title:	Director

VimpelCom Ltd.
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Director

By	/s/ Lars Kristian Sande
	Name:	Lars Kristian Sande
	Title:	Director

Storm LLC
By	/s/ Dmitry Egorov
	Name:	Dmitry Egorov
	Title:	Representative under Power of Attorney

Closed Joint Stock Company “Kyivstar G.S.M.”
By	/s/ Igor Lytovchenko
	Name:	Igor Lytovchenko
	Title:	President

Signature Page to CTF Storm Guarantee